Exhibit 10.4

SECOND AMENDMENT AGREEMENT

THIS SECOND AMENDMENT AGREEMENT (the "Amendment") is made and entered into on April 27, 2015 (the "Effective Date") by and between RADA Electronic Industries Ltd., an Israeli public company located at 7 Giborei Israel Street, Poleg Industrial Zone, Netanya, Israel ("RADA"), Faith Content Development Limited, a company organized under the laws of Hong Kong having its main place of business at 1/F King Fook Building, 30-32 Des Voeux Road C, Hong Kong ("FCD") and Mr. Benzion Gruber of Efrat, Israel (“Gruber”).  (Gruber and FCD are each sometimes referred to individually as a “Lender” and collectively as the “Lenders”.); each of the parties hereto may be also referred to as a "Party" and collectively as the "Parties".

WHEREAS, RADA and the Lenders have entered into a Standstill Agreement effective as of February 1, 2013 (the "Original Agreement"); and

WHEREAS the Original Agreement was amended by the First Amendment Agreement effective as of April 29, 2014 (the “First Amendment”), a copy of which is attached hereto as Exhibit B (the Original Agreement and the First Amendment are referred to collectively as  the "Amended Agreement"); and

WHEREAS the Parties have agreed to amend and restate certain provisions of the Amended Agreement as further detailed below; and

WHEREAS the Audit Committee, the Board of Directors of RADA and the General Meeting of the Shareholders held on April 16, 2015 have approved and confirmed RADA's entering into this Amendment;

WHEREAS the Board of Directors of RADA has approved and RADA has engaged a FINRA registered investment banker to evaluate and negotiate the possible offering of additional common shares of RADA, which an offering, if successful, would provide RADA with funds to be used for repayment of some or all of the current outstanding principal amount and accrued interest due to Lenders.

NOW, THEREFORE, in consideration of the mutual promises, covenants, conditions, and undertakings set forth herein, the Parties agree as follows:

1.
The preamble to this Amendment and all Exhibits attached hereto constitute an integral part hereof. Each capitalized term used in this Amendment, unless otherwise defined herein, shall have the same respective meaning as is assigned to it in the Amended Agreement, as applicable.

2.
RADA represents and FCD acknowledges that the principal amount under all current Loan Agreements between FCD and RADA as of February 1st, 2015 is US$7,850,000 (seven million, eight hundred and fifty thousand US dollars).

3.
RADA represents and FCD acknowledges that the accrued unpaid interest amount under all current Loan Agreements between FCD and RADA as of February 1st, 2015 is US$1,398,690 (one million, three hundred and eight thousand, six hundred and eighty US dollars).

4.
RADA represents and Gruber acknowledges that the principal amount owed to it pursuant to the February Loan Agreement as at and as of February 1st, 2015 is US$270,000 (two hundred and seventy thousand US dollars).

5.
RADA represents and Gruber acknowledges that the accrued unpaid interest amount under all current Loan Agreements as of February 1st, 2015 is US$29,700 (twenty nine thousand and seven hundred US dollars).

6.
The Default Interest on all outstanding principal amounts from and after of February 1, 2015 will be amended to six months Libor + 9% in effect from time to time. The Default Interest will continue to accrue until the repayment or other written satisfaction (including by way of conversion)  in full of all of the sums due and owing to the Lenders under all the Loans Agreements (either in cash or through conversion into equity) including the Default Interest (as set forth below) (the "Debt").

7.
RADA represents that it has engaged Chardan Capital Markets LLC ("Chardan") to evaluate and attempt to complete the registration and sale of additional common shares of RADA (an "Offering") on the terms described in the letter agreement attached hereto as Exhibit ______.  The net proceeds of the Offering, if successful, after payment of direct expenses of the offering, but before payment of any other expenses, will be used as follows:

(i)
first, for the payment of reimbursement to FCD of US $100,000 on account of expenses incurred by FCD in the course of our negotiations, including the fees and expenses of its financial and legal advisers and for fees and expenses to be incurred in connection with the independent valuation of our company and negotiation and documentation of the restructuring; thereafter

(ii)	second, for repayment of the accrued interest associated with the Debt (including withholding taxes), and thereafter the principal of the Debt (pari passu to FCD and Gruber); thereafter

(iii)	the remainder applied as working capital for RADA

8.
RADA acknowledges and agrees that the Lenders may elect to participate in subscribing part of the shares in the Offering.  The parties agree that if the Lenders’ participation in the Offering would result in the Offering not being deemed to be a "Public Offering" under the federal securities laws, the Lenders will have the right to subscribe for the shares that were to be offered in the Offering in a private placement ("Private Placement") on the same economic terms as in the Offering. The proceeds of such Private Placement will be used in the same manner as described above.

9.
In the event that by September 30, 2015, either the Offering and/or the Private Placement are not completed or the aggregate proceeds of the Offering and/or Private Placement are insufficient to repay the Debt in full, then the Lenders shall, on a pro rata basis, be entitled to convert some or all of the remaining Debt, at such time and from time to time into ordinary shares of RADA (the “Conversion”). The terms of the Conversion are as follows: (i) the minimum amount to be converted at any one time is US$300,000 of Debt; (ii) the share issue price will be the lower of $1.00 or 15% below the preceding 7 days VWAP (volume weighted average price); and (iii) any unconverted Debt will continue to be subject to the terms of the extended Standstill Agreement (as detailed below).

9.1.
In addition, RADA will then enter into a registration rights agreement ("Registration Rights Agreement") with the Lenders that will provide the Lenders with the right to demand that RADA, at RADA’s expense, file a shelf registration statement on Form F-3 for resale of all shares owned by Lenders, and that RADA keep the registration statement continuously effective for such period as may be designated by the Lenders until they have resold the shares covered by the shelf registration statement.

10.
The Forbearance Termination Date shall be amended, restated and extended, for all purposes and intentions, to the earlier of (i) August 31, 2016 or (ii) 30 days after the closing of the Offering described above resulting in the repayment of at least $7.5M on account of the Debt.

11.
Each and every term, representation and warranty made by RADA under the Amended Agreement is remade as of the date hereof including the reaffirmation by RADA of the provisions of Sections 2(a) through 2(k) inclusive of the Original Agreement are continuing and are remade and affirmed for all purposes as of the Effective Date of this Amendment.

12.
Subject to the terms of this Amendment, the Amended Agreement will remain in full force and effect and the Amended Agreement and this Agreement will be read and construed as one document, provided however that in the event of any contradiction between any of the provisions of the Amended Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail.

INTENTIONALLY LEFT BLANK-
SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the Parties hereunder have caused this Amendment to be executed and delivered as of the Effective Date.

RADA ELECTRONIC INDUSTRIES LTD.

By_______________________________
Name____________________________
Title_____________________________

FAITH CONTENT DEVELOPMENT LIMITED

By_____________________
Name___________________
Title:____________________
BENZION GRUBER

By_____________________